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                      March 16, 2023

       Mars Guangyuan Cai
       Chief Executive Officer
       Smart Share Global Ltd
       6th Floor, 799 Tianshan W Road
       Changning District, Shanghai 200335
       People's Republic of China

                                                        Re: Smart Share Global
Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Correspondence
Filed March 10, 2023
                                                            File No. 001-40298

       Dear Mars Guangyuan Cai:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Haiping Li